UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

JAZZ TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-32832	20-3320580
(Commission File Number)	(IRS Employer Identification No.)

4321 Jamboree Road
Newport Beach, CA 92660-3007
(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (949) 435-8000

ACQUICOR TECHNOLOGY INC.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS

On February 15, 2007, at the Special Meeting of Stockholders of Acquicor Technology Inc. (the “Company”), the Company’s stockholders voted to adopt the Agreement and Plan of Merger, dated September 26, 2006, among the Company, Joy Acquisition Corp. (“Joy”), Jazz Semiconductor, Inc. (“Jazz”) and TC Group L.L.C., as stockholders’ representative, pursuant to which Joy, a wholly-owned subsidiary of the Company, is to merger with and into Jazz . Additionally, the Company’s stockholders voted to approve the 2006 Equity Incentive Plan and certain amendments to the Company’s certificate of incorporation, including a change in the Company’s name to “Jazz Technologies, Inc.”, an increase in the Company’s authorized capitalization and the removal of the Fifth Article from the certificate of incorporation. The stockholders rejected a proposal to amend the charter to restrict their ability to act by written consent.

In addition, on February 15, 2007, the Company also announced that its officers and directors had purchased $7.3 million of the Company’s common stock and that Conexant Systems Inc. had purchased $10 million of the Company’s common stock. Conexant Systems was a significant stockholder of Jazz.

On February 20, 2007, the Company announced the completion of its acquisition of Jazz. After the completion of the acquisition, the Company changed its name to Jazz Technologies, Inc.

Certain of these developments will be disclosed in more detail in an additional Current Report on Form 8-K, including disclosure under Items 1.01, 2.01, 2.02, 3.03, 5.02, 5.03 and 5.06, which will be filed on a timely basis.

Copies of the Company’s press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
99.1	Press Release dated February 15, 2007
99.2	Press Release dated February 15, 2007
99.3	Press Release dated February 20, 2007

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAZZ TECHNOLOGIES, INC.

Dated: February 20, 2007	By:	/s/ Allen Grogan
Allen Grogan
Chief Legal Officer and Secretary

3.

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 15, 2007
99.2	Press Release dated February 15, 2007
99.3	Press Release dated February 20, 2007

4.